EXHIBIT 99.2

NEWS RELEASE

Lincoln Financial Group Announces Completion of
Previously Disclosed Review of Product Assumptions

PHILADELPHIA, PA, January 29, 2003 – Lincoln National Corporation (NYSE: LNC), the parent company of the Lincoln Financial Group of companies, announced today that it is making changes to its assumptions underlying capitalized sales and acquisitions costs (Deferred Acquisition Cost (DAC) and Present Value of In-Force (PVIF)), and Guaranteed Minimum Death Benefit (GMDB) reserves. The change in assumptions will result in a $34.5 million after-tax charge in the fourth quarter.

     “As previously disclosed, we engaged in a thorough analysis of the above items during the fourth quarter. Given the continued weakness in the equity markets we believe that adjustments to certain assumptions in our variable annuity and life businesses are appropriate. The immediate financial impact of these changes was better than most analysts anticipated and should have a slightly positive impact on future earnings,” said Jon A. Boscia, chairman and chief executive officer of Lincoln Financial Group.

     The assumption changes include resetting the prospective equity market return rate to nine percent in both variable annuity and life businesses. Also, variable annuity persistency assumptions and amortization periods were revised. The company will take a charge in the fourth quarter of $13.0 million in DAC and PVIF adjustments, consisting of $8.8 million in the Retirement Segment and $4.2 million in the Life Segment. The changed assumptions will also result in a $21.5 million charge for increases in GMDB reserves in the Retirement Segment, bringing the total fourth quarter impact of these adjustments to $34.5 million, after-tax.

     “While we lengthened the amortization periods for some products, our actions included significantly shortening the amortization periods for “L” and “C” shares which have been growth vehicles for variable annuity providers. We took this action to reflect lower persistency now anticipated for these classes,” said Lorry Stensrud, chief executive officer of Lincoln Retirement.

     The company expects to report its fourth quarter and full-year 2002 earnings on Tuesday, February 11, 2003.

     Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of more than $90 billion and had annual consolidated revenues of $6.4 billion in 2001. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and other employer sponsored retirement plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

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Media Contact:	D’Arcy Rudnay
Vice President, Media Relations
(215) 448-1454
drudnay@LFG.com

Investor Contact:	Priscilla Brown
Vice President, Investor Relations
(215) 448-1422
psbrown@LFG.com